Exhibit 99.1

March 31, 2014 12:31 UTC

3PEA International, Inc. Reports Fiscal 2013 Financial Results

3PEA Reports Record Operating Income for Fourth Quarter and Year Ended December 31, 2013, Sees Significant Growth in 2014

HENDERSON, Nev.--(BUSINESS WIRE)-- 3PEA International, Inc. (OTCBB: TPNL) (“3PEA” or “The Company”), a payments solution company focused on prepaid debit card processing and program management, is pleased to announce its financial results for the quarter and fiscal year ended December 31, 2013.

“We ended 2013 with a great quarter of momentum and growth. In 2013, our gross profit margins improved from 21% in 2012 to 35% in 2013, as we increased our focus on higher margin corporate incentive card programs. In 2013, we added 29 corporate incentive card programs to our platform, the majority of which were added in the fourth quarter of 2013. As a result, we had record operating income in the fourth quarter and in fiscal 2013,” commented Arthur De Joya, Chief Financial Officer, 3PEA International, Inc. “We are especially pleased that we were able to realize these results in a year where we concentrated on building the infrastructure necessary to enable our future growth. Having put in place our in-house customer service center, launched our PaySign® platform, and added key personnel to customer service, operations, sales and marketing in 2013, we believe that 2014 will be a year of significant top and bottom line growth for 3PEA.”

2013 Highlights

In 2013 we invested heavily in our core infrastructure, platform development and added essential personnel in order to allow us to successfully scale our business. To this end, we accomplished the following:

•	Built and deployed a fully staffed, in-house bi-lingual customer service department that operates twenty four hours per day three hundred and sixty five days per year.

•	Launched our newest payment platform, the PaySign® Platform. The PaySign® platform was built on modern cross-platform architecture and designed to be highly flexible, scalable and customizable. Important features of The PaySign® platform include customizable cardholder web portal, an intuitive Interactive Voice Response (IVR) system, SMS alerts, and two way SMS messaging that allows our cardholders to set alerts and check their balances and history without the assistance of a live customer service operator. The platform allows 3PEA to significantly expand its operational capabilities by facilitating our entry into new markets. Through its flexibility and ease of customization, the PaySign® platform delivers cost benefits and revenue building opportunities to 3PEA and our partners.

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•	Hired Key personnel to head our Operations, Sales & Marketing and Customer Service departments. In total, we filled 10 new positions increasing our count from fourteen in 2012 to twenty-four in 2013.

•	Continued our commitment to security, compliance and operational controls in 2013 undergoing and successfully completing Bank Secrecy Act (BSA) Audit, Payment Card Industry Data Security Standards (PCI-DSS) Audit, and Service Organization Control (SOC 1) - SSAE 16 Audit.

•	Increased the number of higher margin corporate incentive reward card programs we manage, having added 29 new corporate incentive reward programs in 2013, the majority of which were added in the fourth quarter. We expect the revenues from each of these programs to increase as they mature.

•	Increased our gross profit margins from 21% in 2012 to 35% in 2013.

•	Began providing additional card fulfillment services to our customers.

•	Identified, researched and targeted large scale business opportunities in the European Union.

Fourth Quarter ended December 31, 2013 and 2012

Revenues for the fourth quarter ended December 31, 2013 were $1,931,377, compared to $2,044,424 in the fourth quarter ended December 31, 2012.

Gross profit for the quarter ended December 31, 2013 was $ 956,667, compared to $301,441 in the fourth quarter of 2012.

Gross profit margins were 50% in the fourth quarter ended December 31, 2013 as compared to 15% in the fourth quarter ended December 31, 2012. Operating income for the fourth quarter ended December 31, 2013 was $411,984, as compared to $14,468 for the fourth quarter ended December 31, 2012. Our gross profit, gross profit percentage and operating income has increased primarily due to the addition of new corporate incentive reward programs which has provided higher profit margins.

Net income for the fourth quarter ended December 31, 2013 was $397,988 or $.01 per basic and fully diluted share, compared to $147,709, or $0.00 per basic and diluted share for the fourth quarter ended December 31, 2012. The increase is primarily due to the aforementioned factors.

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Fiscal Years Ended December 31, 2013 and 2012

Revenues for the year ended December 31, 2013 were $6,307,891, a decrease of $392,497 compared to the year ended December 31, 2012, when revenues were $6,700,388. The decrease in revenue was primarily due to decline in our healthcare reimbursement market and pharmaceutical marketing as much our attention during 2013 was focused on developing and pursuing new corporate incentive reward programs to take advantage of our PaySign® Platform which we believe will provide much higher profit margins. We expect our revenues to trend upward as we roll out additional debit card programs utilizing our PaySign® Platform, diversify our product line and increase the number of support services offered to our customers.

Gross profit for the year ended December 31, 2013 was $2,204,211, an increase of $809,182, compared to the year ended December 31, 2012, when gross profit was $1,359,029. Our overall gross profit percentage approximated 35% and 21% during the fiscal years 2013 and 2012. Our gross profit has increased primarily due to new corporate incentive reward programs utilizing our PaySign® Platform which has provided higher profit margins.

In the fiscal year ended December 31, 2013, we recorded an operating income of $669,818 as compared to an operating income of $574,851 in the fiscal year ended December 31, 2012, an improvement of $94,967.

Other income (expense) for the year ended December 31, 2013 was $(59,084), a decrease in net other income (expense) of $1,292,807 compared to the prior year ended December 31, 2012 of other income (expenses) of $1,233,723. The overall decrease in net other income (expense) in 2013 is primarily due to a gain on debt extinguishment totaling $1,295,879 in 2012.

Our net income for the year ended December 31, 2013 was $611,684, or $0.02 per share, a decrease of $1,205,177 compared to the year ended December 31, 2012, when we recorded a net income of $1,816,861, or $0.05 per share. The overall change in net income is primarily due to a gain on debt extinguishment totaling $1,295,879 in 2012, partially mitigated by the increase in our new corporate incentive card programs.

“We are pleased with our 2013 financial results in a year where we concentrated on investing in infrastructure and manpower. We are confident these investments will pave the way for 3PEA’s growth in the years to come,” said Mark Newcomer, President and CEO of 3PEA International, Inc. “In 2014, we are committed to increasing our market share where we currently have a significant presence and entering new market verticals with prepaid card solutions under the PaySign® brand. With our infrastructure in place and our corporate incentive card programs gaining tractions, we are excited to enter the new year and are optimistic about reaching our 2014 business goals.”

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3PEA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

(AUDITED)

	December 31, 2013	December 31,2012

ASSETS
Current assets
Cash	$1,027,239	$1,872,911
Cash Restricted	6,905,680	5,050,867
Accounts Receivable	391,611	81,333
Prepaid Expenses and other assets	218,950	16,050
Total current assets	8,543,480	7,021,161

Fixed assets, net	121,078	108,938

Intangible and other assets
Deposits	4,896	3,551
Intangible assets, net	495,252	326,625

Total assets	$9,164,706	$7,460,275

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$1,431,317	$2,212,312
Customer card funding	6,905,680	5,050,867
Notes payable- related parties	533,000	538,000
Notes payable	187,780	169,400
Total current liabilities	9,057,777	7,970,579

Total liabilities	9,057,777	7,970,579

Commitments and contingencies	–	–

Stockholders' equity (deficit)
Common stock; $0.001 par value; 150,000,000 shares authorized, 38,936,106 and 38,911,606 issued and outstanding at December 31, 2013 and December 31, 2013, respectively	38,936	38,912
Additional paid-in capital	5,570,406	5,563,931
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Accumulated deficit	(5,400,559)	(6,012,243)
Total 3PEA International, Inc.'s stockholders' equity (deficit)	58,783	(559,400)
Noncontrolling interest	48,146	49,096
Total stockholders' equity (deficit)	106,929	(510,304)

Total liabilities and stockholders' equity (deficit)	$9,164,706	$7,460,275

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3PEA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(AUDITED)

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012

Revenues	$6,307,891	$6,700,388

Cost of revenues	4,103,680	5,305,359

Gross profit	2,204,211	1,395,029

Operating expenses
Depreciation and amortization	58,012	59,250
Selling, general and administrative	1,476,381	760,928

Total operating expenses	1,534,393	820,178

Income from operations	669,818	574,851

Other income (expense)
Interest expense	(59,084)	(62,156)
Gain on forgiveness of debts	–	1,295,879
Total other income (expense)	(59,084)	1,233,723

Income before provision for income taxes and noncontrolling interest	610,734	1,808,574

Provision for income taxes	–	–

Net income before noncontrolling interest	610,734	1,808,574

Net loss attributable to the noncontrolling interest	(950)	(8,287)

Net income attributable to 3PEA International, Inc.	$611,684	$1,816,861

Net income per common share - basic	$0.02	$0.05
Net income per common share – fully diluted	$0.01	$0.05

Weighted average common shares outstanding - basic	38,934,053	36,526,943
Weighted average common shares outstanding - fully diluted	42,394,553	39,574,970

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About 3PEA International:

3PEA International, Inc. is a leading provider of prepaid debit card solutions for corporate incentives and pharmaceutical co-pay assistance. To date, the company has issued millions of prepaid debit cards under programs implemented for many of the world’s largest pharmaceutical manufacturers, universities, and social media companies. 3PEA’s corporate incentive card programs provide a practical and contemporary vehicle for businesses to reward and motivate current and potential customers, employees and agents. Utilizing the PaySign® platform, our customizable prepaid card solutions offer significant cost savings and co-branding opportunities to our clients. For further information visit: www.3pea.com.

Forward-Looking Statements:

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contacts

3PEA International, Inc.
Brian Polan, 702-749-7234
VP Corporate Finance
Fax: 702-749-7284
E-mail: bpolan@3pea.com

Source: 3PEA International, Inc.

View this news release online at:
http://www.businesswire.com/news/home/20140331005512/en

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